Exhibit 10.55

Memorandum on Addition of Payment Method (PayPay Atobarai) to PayPay Money General Agency Agreement

PayPay Corporation (“PayPay”) and Yahoo Japan Corporation (the “Payment Agent”) agree as follows and enter into this memorandum (this “Memorandum”) regarding the addition of PayPay Atobarai, a credit service provided by YJ Card Corporation through the PayPay service and operated by PayPay and which can be used by merchants approved by PayPay, as a payment method for use by Sub-Merchants for which act as agents with respect to PayPay Money, under the PayPay Money Payment Agency Agreement between the parties dated January 9, 2019 (the “Original Agreement”).

Article 1 Additional Payment Method

The Payment Agent shall provide PayPay Atobarai to its own Sub-Merchants as an additional payment method to PayPay Money from the date agreed upon between the Payment Agent and PayPay.

Article 2 Confirmed Matters

PayPay and the Payment Agent confirm that settlement using PayPay Atobarai constitutes a Credit Sale conducted under the credit card merchant agreement specified by Yahoo Japan Corporation in Article 3, Paragraph 2 pursuant to the General Agency Agreement dated July 30, 2018 and the Memorandum on PayPay Atobarai dated October 15, 2021 between the parties.

Article 3 Special Provisions

The Payment Agent shall comply, and cause its Sub-Merchants to comply, with the “Special Provisions Applicable to Merchants Represented by Yahoo Japan Corporation” (https://about.paypay.ne.jp/docs/terms/after_ycommerce) set out in the Exhibit with respect to payment settlement using PayPay Atobarai.

Article 4 Matters to be Implemented Before Commencement

PayPay and the Payment Agent shall perform the work necessary to provide PayPay Atobarai as a payment method to Sub-Merchants of the Payment Agent by the date specified in Article 1.

Article 5 Refund of Charges for Goods, Etc.

1.

If an event that gives rise to a claim for a refund of charges for goods provided for in Article 6 of the Original Agreement against a Sub-Merchant arises, PayPay shall charge to the Payment Agent the equivalent of the total amount of refund claims as of the last day of each month, and the Payment Agent shall pay the equivalent of refund claims by wire transfer into the financial institution account designated by PayPay. The Payment Agent shall bear any transfer fees or other fees associated with payment.

2.

The refund of Charges for Goods, Etc. by the Payment Agent to PayPay under the preceding paragraph may be settled by deducting the refundable Charges for Goods, Etc. from subsequent Charges for Goods, Etc. payable by PayPay to the Payment Agent.

Article 6 Termination of Existing Contract

PayPay and the Payment Agent agree to terminate the Memorandum on Addition of Payment Method (PayPay Atobarai) to PayPay Money Payment Agent Agreement dated October 15, 2021 (Yahoo Contract No.: YJ21- 10041404/PayPay Contract No.: P2021090709).

Article 7 Supplementation of Agreement

The provisions of the Original Agreement and memoranda executed in connection with the Original Agreement shall continue to apply with respect to all matters not amended herein.

Article 8 Term

This Memorandum is executed as of October 15, 2021, and is effective until the termination of the Original Agreement.

The parties shall affix their respective electronic signatures to a PDF file of this Memorandum, and each party shall retain that file or a copy thereof. If executed as a paper instrument, this Memorandum shall be prepared in duplicate, and each party shall affix its name and seal hereto and retain one original.

January 28, 2022

PayPay:

1-3 Kioicho, Chiyoda-ku, Tokyo

PayPay Corporation

Ichiro Nakayama, Representative Director

Payment Agent:

1-3 Kioicho, Chiyoda-ku, Tokyo

Yahoo Japan Corporation

Kentaro Kawabe, President & CEO

Exhibit: Special Provisions Applicable to Merchants Represented by Yahoo Japan Corporation

These Special Provisions establish the contract terms applicable to settlement using PayPay Atobarai by users of PayPay Corporation (the “Company”) through PayPay merchants that are represented by Yahoo Japan Corporation (“Yahoo”) an enable settlement using PayPay under the contract with Yahoo (the “Yahoo Merchants”). These Special Provisions apply in addition to the terms of the PayPay Merchant Agreement with the Yahoo Merchants.

Article 1 Contract Application

1.

The following card merchant terms are applicable to settlement using PayPay Atobarai with Yahoo Merchants. The Yahoo Merchant grants to the Company the necessary authority to conduct operations and all other matters under the card merchant terms on the merchant’s behalf.

Card issuer:	Yahoo Japan Corporation

Card merchant terms:	The credit card merchant agreement specified by Yahoo Japan Corporation in the contract with the Yahoo Merchant

2.

The prohibited acts under the PayPay Balance Merchant Terms (Online Payments) are also prohibited for settlement using PayPay Atobarai, and the obligations that must be performed under those terms must be performed for settlement using PayPay Atobarai. As such, the Yahoo Merchants shall comply with the PayPay Balance Merchant Terms (Online Payments), with “PayPay Balance” read as “PayPay Atobarai” and “PayPay Balance transaction” read as “PayPay Atobarai transaction,” with respect to settlement using PayPay Atobarai, in addition to the card merchant terms provided for in the preceding paragraph.

3.

In addition to the preceding paragraph, the provisions of the following Articles apply with respect to Sales Approval Requests and Sales Determination Processing with respect to settlement using PayPay Atobarai.

Article 2 Sales Approval Request

1.

If a Yahoo Merchant conducts a transaction for goods, etc., and the PayPay user chooses to pay the price of those goods, etc. using PayPay Atobarai, the merchant shall make a request for approval of the card issuer or other approval, etc. necessary for the performance of settlement under a contract pertaining to another settlement method with respect to the price of those goods, etc. (in this Article and the following Article, a “Sales Approval Request”) by the method designated by the Company, at the time of payment set in the purchase and sale contract for the goods, etc., after that contract is formed.

2.

If a merchant makes a Sales Approval Request provided for in the preceding paragraph, the Company shall conduct settlement approval request procedures with the card issuer with respect to the price of the goods, etc.

PayPay Atobarai: Request for settlement approval to card issuer

3.

If the card issuer gives approval under the preceding paragraph, the Company shall complete the processing designated by the Company designate (sales approval processing) and conduct the sales determination processing provided for in Article 3. That approval confirms the validity of the settlement method at the time of approval, and does not guarantee that the person making the offer to purchase the goods, etc. is the PayPay user.

4.

If the card issuer does not give approval under Paragraph 2 (“Declined”), the Company shall notify the merchant that the payment cannot be made (a “Declined Notice”), and the price of the goods, etc. will not be paid.

Article 3 Sales Determination Processing

1.

After completion of the processing designated by the Company designate (sales approval processing) under Article 2, the Company shall finalize the price of the goods, etc., and conduct a claim for the advance payment equivalent to the price of the goods, etc. from the card issuer.

Article 4 Other Sales Processing

1.

The provisions of the PayPay Balance Merchant Terms (Online Payments) with respect to sales processing apply to sales processing matters other than the matters provided for in Article 2 and Article 3, with “PayPay Balance” read as “PayPay Atobarai,” and “PayPay Balance transaction” read as “PayPay Atobarai transaction.”